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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP



We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement on Form S-4 and related Prospectus of Tesoro Petroleum Corporation for the registration of $215,000,000 9 5/8% Senior Subordinated Notes due 2008, Series B, and to the incorporation by reference therein of our report dated October 12, 2001 with respect to the combined financial statements of The North Dakota and Utah Refining and Marketing Business of BP Corporation North America Inc. as of December 31, 2000 and 1999, and for the three years in the period ended December 31, 2000, included in Tesoro Petroleum Corporation's Amendment No. 1 to Form 8-K, No. 001-03473 filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP


Chicago, Illinois
January 4, 2002